Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is entered into effective September 1, 2011 (the “Effective Date”), between Barry Polisky (“Executive”) and Marina Biotech, Inc., a corporation organized under the laws of Delaware (the “Company”), and formerly known as MDRNA, Inc., and amends the Employment Agreement effective January 2, 2009 by and between the Company and the Executive (the “Agreement”).

WHEREAS, the parties to this Amendment desire to amend the Agreement to extend the Employment Period of the Agreement, change the titles and reporting obligation of the Executive (including in respect to Good Reason terminations) and to make other such changes as the parties deem necessary;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

Titles

1. A new sentence is added to the end of Section 2(a) of the Agreement as follows:

“Effective as of September 1, 2011, Executive shall no longer be the Company’s Chief Scientific Officer and serve as an officer of the Company, but shall become the Distinguished Scientist and Chair, Scientific Advisory Board.”

Part-Time

2. Section 2(b) of the Agreement is deleted and replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to work part-time (which is expected to be at least 80 hours a month) and to devote his best efforts to the duties provided for herein.”

Employment Period

3. Section 3 of the Agreement is amended by deleting “January 3, 2012” and replacing it with “September 1, 2014”.

Base Salary

4. Section 4 of the Agreement is amended by reducing base salary from three hundred and seventy-five thousand dollars ($375,000) to one hundred and thirty-five thousand dollars ($135,000).

Options

5. Section 6 is amended to become Section 6(a) and references to Sections 12 and 21 of the Agreement are modified to reference Sections 11 and 20 of the Agreement.

6. A new section 6(b) is added to the Agreement, which provides as follows:

The Company and the Executive hereby acknowledge that on August 26, 2011, the Compensation Committee granted to the Executive 115,000 stock options to purchase shares of common stock of the Company. Furthermore, the Company expects that the Compensation Committee will grant to the Executive an additional 115,000 stock options to purchase shares of common stock of the Company which will only become exercisable if certain performance criteria are satisfied. Such options (if granted) shall constitute “Outstanding Options” for purposes of the Agreement. The terms of the grant agreements granting such options and the terms of the plan(s) under which such options are granted, shall govern the rights and obligations of the Executive with respect thereto (such grant agreements shall incorporate the provisions of Sections 6, 11 and 20 of the Agreement).

Benefits

7. Section 8 of the Agreement is amended by adding “to the extent permitted under the terms of such plans and programs” to the end of the first sentence in the Section.

Good Reason

8. Section 10(b)(i) is deleted and replaced in its entirety with the following:

“Good Reason” shall mean (i) any material diminution in the Executive’s authority or role as Chief Scientific Officer, (ii) failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 7, 8, and/or 9 above, or to honor promptly any of its other material obligations hereunder, or the Company’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement; (iii) a material demotion in the Executive’s title or status, or (iv) any relocation of the Company’s executive offices more than fifty miles from their present location without the prior approval of Executive; provided, however, that (A) Executive shall give written notice to the Company within ninety (90)

days of the initial existence of the Good Reason condition, (B) the Company must fail to cure such Good Reason condition, if curable, within sixty (60) days following the Company’s receipt of such written notice, and (C) the Executive must terminate his employment for Good Reason by the end of the year following the year in which the Good Reason condition occurred.

9. The Company and Executive agree that changes contained within this Amendment shall not constitute: (a) a termination of Executive’s employment by the Company for reasons other than Cause; (b) a Good Reason for Executive to terminate employment with the Company; or (c) a breach of the Agreement. The authorities, duties, titles, status and compensation of the Executive, as modified by this Amendment, shall constitute Executive’s status prospectively for the determination of Good Reason.

Severance

10. Section 11(a) of the Agreement is deleted and replaced in its entirety with the following:

Subject to Section 20 hereof, if (i) the Company terminates the employment of the Executive during any Employment Period without Cause, or upon the expiration of any Employment Period the Company shall fail to offer to renew or extend the Employment Period (other than if the Executive shall then have reached the Company’s mandatory retirement age), or (ii) the Executive terminates his employment during any Employment Period for Good Reason, then (A) Executive shall be entitled to receive base salary, a pro rated amount of the Annual Bonus Target for the fiscal year in which the Termination Date occurs, pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 12 hereof through the Termination Date (“Accrued Salary and Benefits”) and, in addition, Executive will receive a “Severance Package” that shall include (A) a lump sum “Severance Payment” equivalent to three (3) months of Executive’s Base Salary then in effect on the date of termination, which shall be paid as described below; (B) notwithstanding the vesting and exercisability provisions otherwise applicable to Outstanding Options, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable as specified in the option grant agreements; and (C) payment by Company of the premiums required to continue Employee’s group health care coverage for a period of twelve (12) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period Executive will only receive the

Severance Package if Executive: (i) complies with all surviving provisions of this Agreement; (ii) executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective and irrevocable in accordance with its terms on or before the 60th day following the termination date, and (iii) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company, and (iv) immediately resigns all other positions (including board membership) Executive may hold on behalf of Company (provisions (i) through (iv) above are collectively referred to as “Severance Requirements”). All other Company obligations to Executive will be automatically terminated and completely extinguished. Provided the Executive has satisfied the requirements of this Section, the Company shall pay the Severance Payment on the sixty-first day following Executive’s termination of employment. In the event that the Executive does not comply with the Severance Requirements, the Executive shall forfeit the Severance Payment and the Company shall be released from all obligations to continue making group health care coverage premium payments on behalf of the Executive.

11. Section 11(c) of the Agreement is amended by adding the following at the end of the Section:

Provided the Executive has satisfied the requirements of this Section, the Company shall pay the lump-sum amount referenced in (ii) on the sixty-first day following Executive’s termination of employment. In the event that the Executive or his Estate does not comply with the Severance Requirements, the Executive and his Estate shall forfeit the lump-sum amount referenced in (ii).

12. Section 11(d) of the Agreement is deleted in its entirety.

13. Section 11(e) of the Agreement is renamed 11(d).

14. Section 20(a)(i) of the Agreement is deleted and replaced in its entirety with:

“A lump-sum amount equal to six (6) months of Executive’s specified base salary hereunder;”

15. The last flush paragraph of Section 20(a) is deleted and replaced in its entirety with the following:

Except to the extent that more time is required to determine the incentive cash compensation payable pursuant to Section 20(a)(ii) hereof, the Company shall pay the cash amounts provided for in this Section 20(a) on the sixty-first day following the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs), provided that Executive complies with the Severance Requirements.

Non-Solicitation

16. Section 17(c) of the Agreement is amended by reducing the non-solicitation period from twelve (12) months to six (6) months.

Section 409A

17. Section 28(a) of this Agreement is deleted and replaced in its entirety as follows:

Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of Executive’s “separation from service” Executive is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary (the “Delayed Payment Date”) of the date of Executive’s “separation from service” or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 28, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

General

18. Except as expressly modified hereby, the provisions of the Agreement remain in full force and effect.

19. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

Company:	Marina Biotech, Inc.

	By:	/s/ J. Michael French
Name: J. Michael French Title: Chief Executive Officer Date: September 1, 2011

Executive:		/s/ Barry Polisky
Name: Barry Polisky Date: September 1, 2011